Exhibit 99.1

FOR IMMEDIATE RELEASE
www.chasecorp.com AMEX:CCF

CHASE CORPORATION ANNOUNCES RECORD ANNUAL REVENUES/INCOME
$108 MILLION REVENUE • $6.1 MILLION NET INCOME
VOTES DIVIDEND OF $0.40 PER SHARE

Bridgewater, MA — October 16, 2006 — Chase Corporation (AMEX:CCF) today reported revenues of $108,442,000 for the fiscal year ended August 31, 2006.  This represents a 19% increase compared to revenues of $91,389,000 for the same period last year.  Net income for the fiscal year increased 28% to $6,114,000 or $1.53 per diluted share compared to $4,788,000 or $1.22 per diluted share in the prior year.

Fourth quarter fiscal 2006 revenues were $31,239,000 or a 22% increase over revenues of $25,584,000 in the same period last year.  Net income of $2,773,000 in the fourth quarter represented an increase of 38% over $2,011,000 in the prior year period.

Peter R. Chase, President and Chief Executive Officer commented, “The Company continued to build upon the revenue growth seen in the first three quarters of the year.  Strong demand resulted in record revenues across core product lines in the Specialized Manufacturing segment, while fourth quarter revenues showed solid increases in the Electronic Manufacturing Services segment.  We are grateful for the excellent effort put forward by our employees to make this year successful.”

	For the Three Months Ended		For the Year Ended
	August 31,		August 31,
All figures in thousands, except per share data	2006	2005	2006	2005
Revenues	$31,239	$25,584	$108,442	$91,389

Net income	$2,773	$2,011	$6,114	$4,788

Net income per diluted share	$0.69	$0.52	$1.53	$1.22

Weighted average diluted shares outstanding	4,017	3,896	3,988	3,910

The Company also announced a cash dividend of $0.40 per share to shareholders of record on October 31, 2006 payable on December 4, 2006.

As reported in prior quarterly earnings releases the financial results above include special charges, net of tax totaling $1,073,000 ($0.27 per share) and $391,000 ($0.10 per share) recorded in the first three quarters of fiscal years 2006 and 2005 respectively.  There were no such charges recorded in the fourth quarter of either year.

CHASE CORPORATION	OCTOBER 16, 2006

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the “safe harbor,” the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Chase Corporation is a diversified, advanced manufacturing company providing a wide-variety of high quality products and services to the specialty chemical, converting and electronic manufacturing industries.  The Company’s stock is traded on the American Stock Exchange (AMEX:CCF).

For further information contact Paula Myers — Shareholder and Investor Relations Department (508) 279-1789 Ext. 219.